                                                               Exhibit 10(cxvii)

                       HAMILTON BEACH/PROCTOR-SILEX, INC.

                       ANNUAL INCENTIVE COMPENSATION PLAN
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GENERAL
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Hamilton Beach/Proctor-Silex, Inc. (the "Company") has established an Annual Incentive Compensation Plan (the "Plan") as part of a competitive compensation program for the Officers and key management employees of the Company and its Subsidiaries.

PLAN OBJECTIVE
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The Company desires to attract and retain talented employees to enable the Company to meet its financial and business objectives. The objective of the Plan is to provide an opportunity to earn annual incentive compensation to those employees whose performance has a significant impact on the Company's short-term and long-term profitability.

ADMINISTRATION AND PARTICIPATION
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The Plan is administered by the Nominating, Organization and Compensation Committee of the Board of Directors of the Company (the "Committee"). The
Committee:

         a.       May amend, modify, or discontinue the Plan.

         b. Will approve participation in the Plan. Generally, participants will include all employees in Hat Salary Jobs Grades 14 and above. Employees who voluntarily terminate their employment prior to year-end are not entitled to an award, and employees joining the Company after August of any year will not be entitled to an award. However, the Committee may select any employee who has contributed significantly to the Company's profitability to participate in the Plan and receive an annual incentive compensation award.

         c. Will determine the annual performance criteria which generates the incentive compensation pool.

         d. Will determine the total amount of both the target and actual annual incentive compensation pool.

         e. Will approve individual incentive compensation awards to Officers and employees above Hay Salary Job Grade 17.

         f. May delegate to the Chief Financial Officer of the Company the power to approve incentive compensation awards to employees in and below Hay Salary Job Grade 17.

         g. May consider at the end of each year the award of a discretionary bonus amount to non-participants as an addition to the regular incentive compensation poll on a special one-time basis to motivate individuals not eligible to participate in the Plan.

         h. May approve a pro rata incentive compensation award for participants in the Plan whose employment is terminated (1) due to death, disability, retirement or facility closure, such award to be determined pursuant to the provisions of subparagraphs e. and f. above or (2) under other circumstances at the recommendation of the Chief Financial Officer of the Company.

DETERMINATION OF CORPORATE INCENTIVE COMPENSATION POOL
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Each participant in the Plan will have an individual target incentive compensation percentage which is determined by the participant's Salary Job Grade. This percentage is multiplied by the midpoint of the participant's Salary Job Grade to determine his individual target incentive compensation award. The total of the target incentive compensation awards of all participants equals the target corporate incentive compensation pool (the "Target Pool"). The Target Pool is approved each year by the Committee.

The actual corporate incentive compensation pool (the "Actual Pool") is determined at the end of each year based on the Company's actual performance against specific criteria established in the beginning of the year by the Committee. The Target Pool is adjusted upwards or downwards by corporate performance adjustment factor to determine the Actual Pool. In no event will the Actual Pool exceed 150% of the Target Pool, except to the extent that the Committee elects to increase the Actual Pool by up to 10%, as described below.

It is the intent of the Plan that the Actual Pool, as determined above, will by the final total corporate incentive compensation pool. However, the Committee, in its sole discretion, may increase or decrease by up to 10% the Actual Pool or may approve an incentive compensation pool where there would normally be no poll due to Company performance which is below the criteria established for the year.

The Actual and Target Pools exclude commission personnel as salespersons, regional general manager and manufacturing representatives.

DETERMINATION OF INDIVIDUAL INCENTIVE COMPENSATION AWARDS
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Salary Job Grades and the corresponding target incentive percentage for each participant in the Plan will be established at the beginning of each year and approved by the Committee. Individual target incentive compensation will then be adjusted by the appropriate pool factor. Such adjusted individual incentive compensation will then be further modified based on a participant's performance as compared to his individual goals for the year. The total of all individual incentive compensation awards must not exceed the Actual Pool for the year.

PERFORMANCE TARGETS - See Plan Summary.
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